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                                                                   EXHIBIT 99.2


                        PACIFIC GULF PROPERTIES ACQUIRES
                           INDUSTRIAL BUSINESS PARKS
                          IN ORANGE COUNTY, CALIFORNIA

        NEWPORT BEACH, California (January 28, 1997) -- Pacific Gulf Properties Inc. (NYSE: PAG) announced today that it has acquired two industrial business parks in Santa Ana, California containing a total of 321,000 square feet for a total purchase price of $14,600,000. Both parks were 90 percent leased at close of escrow.

        Occupying area in a prime industrial section of Central Orange County, Harbor and Harbor Warner Business Centers are situated on 17.5 acres and consist of 18 modern concrete tilt-up buildings. The buildings are divisible to accommodate users from 360 to 7,000 square feet with very little modification to the existing product, providing Pacific Gulf with the ability to attract and accommodate tenants with varied needs.

        Glenn L. Carpenter, Chairman and Chief Executive Officer of Pacific Gulf Properties, stated "the addition of these parks to our portfolio not only expands our base of industrial product in a very favorable market, but also corresponds with the Company's overall business strategy to focus on the small to mid size tenant." Carpenter further stated that the Company now boasts an industrial portfolio of 25 properties containing 5,422,400 total square feet. Also, Carpenter noted that the purchase would be funded by proceeds from its recent equity offering, completed on January 21, 1997

        Pacific Gulf Properties Inc., a self-administered and self-managed equity real estate investment trust, owns, operates, leases, acquires, rehabilitates and develops industrial and multifamily properties located in California and the Pacific Northwest.


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